UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Fly-E Group, Inc.
(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FLY-E GROUP, INC.
136-40 39th Avenue
Flushing, New York 11354

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on September 15, 2025

TO THE STOCKHOLDERS OF FLY-E GROUP, INC.:

Dear Stockholders:

You are invited to attend a special meeting of stockholders (the “Special Meeting”) of Fly-E Group, Inc. (the “Company,” “we,” “us,” or “our”), which will be held on September 15, 2025 at 10:00 a.m., Eastern Time, for the following purposes:

(1)	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split of the Company’s common stock by a ratio in a range of 1-for-2 to 1-for-20, with such ratio to be determined in the discretion of the board of directors of the Company and with such action to be effected at such time and date, if at all, as determined by the board of directors of the Company within one year after the conclusion of the Special Meeting;

(2)	To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve other proposal(s).

Stockholders of record of the Company’s common stock at the close of business on August 27, 2025 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement of matters to be considered at the Special Meeting.

The Special Meeting will be held as a virtual meeting via live webcast on the Internet on September 15, 2025, at 10:00 a.m. Eastern Time. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the Special Meeting, vote, and submit your questions on the day of the meeting via the Internet by visiting www.virtualshareholdermeeting.com/FLYE2025SM3 and entering the control number included on your proxy card. The unique Control Number allows us to identify you as a stockholder and will enable you to securely log on, vote and submit questions during the Special Meeting on the meeting website.

It is anticipated that the accompanying proxy statement and the enclosed proxy card will first be mailed on or about September 5, 2025 to stockholders entitled to vote as of the close of business on August 27, 2025. These proxy materials contain instructions on how to access this proxy statement online at: www.proxyvote.com, and how to submit your proxy to vote via the internet, telephone and/or mail.

Whether or not you plan to participate in this Special Meeting, virtually, your vote is very important and we encourage you to vote promptly. After reading the accompanying proxy statement, please promptly mark, sign and date the enclosed proxy card and return it by following the instructions on the proxy card or voting instruction card or vote by telephone or by Internet. If you attend the Special Meeting, virtually, you will have the right to revoke the proxy and vote your shares. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from your brokerage firm, bank, or other nominee to vote your shares.

By Order of the Board of Directors,

Zhou Ou
Chief Executive Officer and Chairman

Dated: [ ], 2025

FLY-E GROUP, INC.
136-40 39th Avenue
Flushing, New York 11354

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
To Be Held September 15, 2025

Fly-E Group, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”) is soliciting proxies on behalf of the board of directors (the “Board”) in connection with a special meeting of the stockholders (the “Special Meeting”), which will be held on September 15, 2025, at 10:00 a.m., Eastern Time, as a virtual meeting, for the following purposes:

(1)	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) to effect a reverse stock split (the “Reverse Split”) of the Company’s common stock by a ratio in a range of 1-for-2 to 1-for-20, with such ratio to be determined in the discretion of the board of directors of the Company and with such action to be effected at such time and date, if at all, as determined by the board of directors of the Company within one year after the conclusion of the Special Meeting (the “Reverse Split Amendment,” and such proposal, the “Reverse Split Proposal”);

(2)	To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve other proposal(s) (the “Adjournment Proposal”).

The Board set August 27, 2025 as the record date (the “Record Date”) to determine those holders of the common stock who are entitled to notice of, and to vote at, the Special Meeting. A list of the stockholders entitled to vote at the meeting may be examined at the Company’s office during the 10-day period preceding the Special Meeting.

It is anticipated that on or about September 5, 2025, the Company will commence mailing to all stockholders as of the Record Date, this proxy statement and the enclosed proxy card. These proxy materials contain instructions on how to access this proxy statement online at: www.proxyvote.com, and how to submit your proxy to vote via the internet, telephone and/or mail.

IMPORTANT: Please mark, date, and sign the enclosed proxy card and promptly return it in the accompanying postage-paid envelope or vote by telephone or by Internet to assure that your shares are represented at the Special Meeting.

GENERAL INFORMATION ABOUT VOTING

Proxy Materials

Why am I receiving these materials?

The Company will commence mailing of the printed versions of the proxy materials to you on or around September 5, 2025, in connection with the solicitation of proxies for use at the Company’s Special Meeting, which will take place on September 15, 2025, at 10:00 a.m., Eastern Time, as a virtual meeting.

As a stockholder, you are invited to participate in the Special Meeting, virtually, and are requested to vote on the proposals described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (the “SEC”) rules and is designed to assist you in voting your shares.

What is included in these proxy materials?

The proxy materials include:

●	this proxy statement for the Special Meeting; and

●	the proxy card or a voting instruction card for the Special Meeting.

What shares are included on the proxy card?

If you are a stockholder of record in the Record Date, you will receive only one proxy card for all the shares you hold of record in certificate form and in book-entry form.

If you are a beneficial owner, you will receive voting instructions from your broker, bank or other holder of record.

What is “householding” and how does it affect me?

The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, if requested to deliver proxy materials, we deliver a single copy of the proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs, and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents.

To receive a separate copy of the proxy statement and proxy card, you may contact us at the following address and phone number:

Fly-E Group, Inc.

Corporate Secretary

136-40 39th Avenue

Flushing, New York 11354

Telephone: (929) 261-9979

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Voting Information

What items of business will be voted on at the Special Meeting?

The items of business to be voted on by stockholders at the Special Meeting are:

(1)	the Reverse Split Proposal; and

(2)	the Adjournment Proposal.

How does the Board recommend that I vote?

The Board unanimously recommends that you vote your shares FOR the approval of each of the Reverse Split Proposal and the Adjournment Proposal.

Who is entitled to vote at the Special Meeting?

Only stockholders of record at the close of business on August 27, 2025, the Record Date, will be entitled to vote at the Special Meeting. As of the Record Date, 18,897,030 shares of the common stock were outstanding and entitled to vote. Each share of common stock outstanding on the Record Date is entitled to one vote on each proposal.

Is there a list of stockholders entitled to vote at the Special Meeting?

The names of stockholders of record entitled to vote at the Special Meeting will be available for ten days prior to the Special Meeting at our principal executive offices at 136-40 39th Avenue, Flushing, New York 11354.

If you would like to examine the list for any purpose germane to the Special Meeting prior to the meeting date, please contact our Corporate Secretary.

How can I attend the Special Meeting?

Stockholders as of the Record Date and/or their authorized representatives are permitted to attend our Special Meeting. The meeting will be conducted entirely over an internet website, at the following address: www.virtualshareholdermeeting.com/FLYE2025SM3. Hosting a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location. You may attend the Special Meeting, vote and submit a question during the meeting by visiting www.virtualshareholdermeeting.com/FLYE2025SM3 and using your control number, located on the proxy card, to enter the meeting.

How can I vote if I own shares directly?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to “How can I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?” below for instructions regarding how to vote their shares.

If, however, your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC (“VStock”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:

●	By Mail: Votes may be cast by mail, as long as the proxy card or voting instruction card is delivered in accordance with its instructions prior to 4:00 p.m., Eastern Time, on September 14, 2025. Stockholder may submit proxies by completing, signing, and dating their proxy card and mailing it in the accompanying pre-addressed envelope.

●	By Attending the Meeting Virtually: Please follow the instructions in the “How can I participate and vote in the Special Meeting” section of this proxy statement.

●	By Phone or Internet: Stockholders may vote by phone or Internet by following the instructions included in the proxy card they received. Your vote must be received by 11:59 p.m., Eastern Time on September 14, 2025 to be counted. Have your proxy card available when you access the website or when you call. We provide Internet and telephone proxy voting to allow you to vote your shares on-line or by phone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs or usage charges from Internet access providers and telephone companies.

If you vote by proxy, your vote must be received by 11:59 p.m. Eastern Time on September 14, 2025, to be counted.

Whichever method you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If no specific instructions are given, the shares will be voted in accordance with the recommendation of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

How can I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and your broker or nominee is considered the “stockholder of record” with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote, and you are also invited to participate in the Special Meeting, virtually. However, since you are not the stockholder of record, you may not vote these shares in person, virtually, unless you obtain a legal proxy from your brokerage firm or bank. If a broker, bank, or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

What is a quorum for the Special Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of common stock issued and outstanding as of the Record Date, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Special Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you participate in, and vote electronically at, the Special Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. Based on there being 18,897,030 shares of our common stock outstanding and entitled to vote on the Record Date, the presence, in person or by proxy, of stockholders holding an aggregate of 9,448,515 shares of common stock will be required to constitute a quorum for purposes of taking action at the Special Meeting.

What is the voting requirement to approve each of the proposals?

Proposal	Vote Required	Broker Discretionary Voting Allowed
The Reverse Split Proposal	Affirmative vote of a majority of shares issued and outstanding and entitled to vote	Yes
The Adjournment Proposal	Affirmative vote of a majority of shares present and entitled to vote	No

What is the effect of abstentions and broker non-votes?

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, which are also applicable to Nasdaq-listed companies, brokers, banks and other securities intermediaries that are subject to New York Stock Exchange rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under New York Stock Exchange rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. The Adjournment Proposal is considered to be “non-routine” under New York Stock Exchange rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, the Reverse Split Proposal is considered to be “routine” under New York Stock Exchange rules and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion.

Accordingly, we encourage you to vote promptly, even if you plan to participate in the Special Meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Abstentions and broker non-votes will be counted towards the quorum requirement for the Special Meeting. Abstentions and broker non-votes will have the effect of voting “AGAINST” the Reverse Split Proposal while broker non-votes will have no effect on these proposals. Abstentions will have the effect of voting “AGAINST” the Incentive Plan Proposal and the Adjournment Proposal while broker non-votes will have no effect on such proposals.

Can I change my vote or revoke my proxy?

Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Special Meeting. If you are a stockholder of record, you may change your vote by (1) delivering to the Company’s Corporate Secretary, prior to your shares being voted at the Special Meeting, a written notice of revocation dated later than the prior proxy card relating to the same shares, (2) delivering a valid, later-dated proxy in a timely manner, (3) attending the Special Meeting, virtually, and voting electronically (although attendance at the Special Meeting will not, by itself, revoke a proxy), or (4) voting again via phone or Internet at a later date.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee, or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares and provided a copy to our transfer agent and registrar, VStock, together with your email address as described below, by attending the Special Meeting, virtually, and voting electronically.

Any written notice of revocation or subsequent proxy card must be received by the Company’s Corporate Secretary prior to the taking of the vote at the Special Meeting.

Who will bear the cost of soliciting votes for the Special Meeting?

The Company will bear the cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. If you access the proxy materials over the Internet, you are responsible for Internet access charges you may incur. In addition, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, by electronic communications and personal solicitation by our executive officers, directors, and employees. No additional compensation will be paid to our executive officers, directors or employees for such solicitation.

Proxies with respect to the Special Meeting may be solicited by telephone, by mail on the Internet or in person.

How can I find the voting results of the Special Meeting?

Voting results will be tabulated and certified by the inspector of elections appointed for the Special Meeting. The preliminary voting results will be announced at the Special Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Special Meeting.

THE REVERSE SPLIT PROPOSAL

Overview

Our Board has approved and adopted, and is hereby soliciting stockholder approval of, the Reverse Split Amendment, in the form attached to this proxy statement as Appendix A.

Our Board may determine, in its sole discretion, whether to implement the Reverse Split, as well as its specific timing, provided that any amendment is implemented within one year after the conclusion of the Special Meeting. If the stockholders approve the Reverse Split Proposal, the Board, in its discretion, may elect to effect the Reverse Split, or the Board may determine in its discretion not to proceed with the Reverse Split Proposal. The Reverse Split will only be effected after the Board (or a duly authorized committee of the Board) authorizes the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware to effectuate the Reverse Split and upon the filing and effectiveness of the Reverse Split Amendment (the “Reverse Split Effective Time”).

The form of the Reverse Split Amendment is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Reverse Split, if any. The Board reserves the right to abandon the Reverse Split Proposal without further action by our stockholders at any time before the Reverse Split becomes effective, even if stockholders approve such amendment at the Special Meeting.

Reasons for the Reverse Split Proposal

The purpose of the Reverse Split is to increase the market price of our common stock in order to mitigate the risk of our common stock being delisted from The Nasdaq Capital Market. Nasdaq has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. Nasdaq Listing Rule 5550(a)(2) requires that companies maintain a closing bid price that is greater than or equal to $1.00 per share.

Our Board believes that effecting the Reverse Split would, among other things, help the Company to (1) increase the per share price of our common stock, (2) maintain the listing of our common stock on Nasdaq, and (3) potentially improve the marketability and liquidity of our common stock.

Increase the Per-Share Price of our Common Stock.    The primary purpose for effecting the Reverse Split, should the Board choose to effect it, would be to increase the per share price of our common stock. In determining to seek authorization for the Reverse Split Proposal, the Board considered that, by combining a number of pre-split shares into one share of common stock, the market price of a post-split share is generally greater than the market price of a pre-split share. However, we cannot assure you that the Reverse Split will increase the per share price of our common stock or that any such increase will be proportional to the Reverse Split ratio (see “— Certain Risks Associated with the Reverse Split”).

Maintain Listing on Nasdaq. Our Board has considered the potential harm to the Company and its stockholders should Nasdaq delist our common stock from The Nasdaq Capital Market. Delisting our common stock could adversely affect the liquidity of our common stock because alternatives, such as the OTC Markets, are generally considered to be less efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. Our Board believes that the Reverse Split is an effective means for the Company to maintain compliance with the rules of Nasdaq and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock.

Potentially Improve the Marketability and Liquidity of our common stock. Our Board believes that continued listing on Nasdaq provides overall credibility to an investment in our common stock, given the stringent listing and disclosure requirements of Nasdaq. In addition, our Board believes that the increased market price of our common stock expected as a result of implementing a reverse stock split could improve the marketability and liquidity of our common stock and encourage interest and trading in our common stock by mitigating the negative effects of certain practices and policies:

●	Stock Price Requirements: Many brokerage firms have internal policies and practices that have the effect of discouraging individual brokers from recommending lower-priced securities to their clients. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential purchasers of our common stock. Investment funds may also be reluctant to invest in lower-priced stocks.

●	Stock Price Volatility: A higher stock price may increase the acceptability of our common stock to a number of long-term investors who may not find our common stock attractive at its current prices due to the trading volatility often associated with stocks below certain prices. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks.

●	Transaction Costs: Investors may be dissuaded from purchasing stocks below certain prices because brokers’ commissions, as a percentage of the total transaction value, can be higher for lower-priced stocks.

●	Access to Capital Markets: If our common stock is delisted from Nasdaq, investor demand for additional shares of our common stock could be limited, thereby preventing us from accessing the public equity markets.

We believe that the Reverse Split, if effected, could increase analyst and broker interest in our common stock by avoiding these policies and practices. Increasing visibility of our common stock among a larger pool of potential investors could result in higher trading volumes. We also believe that the Reverse Split may make our common stock a more attractive and cost-effective investment for many investors, which could enhance the liquidity of our common stock for our stockholders. These increases in visibility and liquidity could also help facilitate future financings and give management more flexibility to focus on executing our business strategy, which includes the strategic management of authorized capital for business purposes.

Accordingly, for these and other reasons discussed herein, we believe that being able to effect the Reverse Split is in the best interests of the Company and its stockholders.

Certain Risks Associated with the Reverse Split

There can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, including:

The Reverse Split may not increase the price of common stock.    We cannot assure you that the proposed Reverse Split will increase the price of our common stock. We expect that the Reverse Split will increase the market price of our common stock. However, the effect of the Reverse Split on the market price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. It is possible that the per-share price of our common stock after the Reverse Split will not increase in the same proportion as the reduction in the number of outstanding shares of common stock following the Reverse Split, and the Reverse Split may not result in a per-share price that would attract investors who do not trade in lower priced stocks. In addition, although we believe that the Reverse Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. Even if we implement the Reverse Split, the market price of our common stock may decrease due to factors unrelated to the Reverse Split, including our future performance.

If the Reverse Split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Split.

We may not satisfy Nasdaq continued listing requirements following the Reverse Split.    While we intend to monitor the average closing price of our common stock and consider available options if it does not continue to trade at a level likely to result in us maintaining compliance, no assurances can be made that we will in fact be able to comply and that our common stock will remain listed on the Nasdaq Capital Market. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if a listed company that fails to meet the minimum bid price requirement after effecting a reverse stock split over the prior one-year period or effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for an additional 180 day compliance period. If our common stock ultimately were to be delisted from the Nasdaq Capital Market for any reason, in addition to the effects noted above under “— Reasons for the Reverse Split Proposal — Maintain Listing on Nasdaq,” it could negatively impact us as it would likely reduce the liquidity and market price of our common stock; reduce the number of investors willing to hold or acquire our common stock; negatively impact our ability to access equity markets, issue additional securities and obtain additional financing in the future; affect our ability to provide equity incentives to our employees; and might negatively impact our reputation and, as a consequence, our business.

The proposed Reverse Split may decrease the liquidity of our common stock and result in higher transaction costs.    The liquidity of our common stock may be negatively impacted by the Reverse Split, given the reduced number of shares that would be outstanding after the Reverse Split, particularly if the stock price does not increase as a result of the Reverse Split. In addition, if the Reverse Split is implemented, it may result in some stockholders owning “odd lots” of fewer than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. Accordingly, the Reverse Split may not achieve the desired results of increasing marketability of our common stock as described above.

You should also keep in mind that the implementation of the Reverse Split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in the Company (subject to the treatment of fractional shares). However, should the overall value of common stock decline after the proposed Reverse Split, then the actual or intrinsic value of the shares of common stock held by you will also proportionately decrease as a result of the overall decline in value.

The Board considered all of the foregoing factors and determined that seeking stockholder approval for the Reverse Split Proposal is in the best interests of the Company and the stockholders.

If the Reverse Split Proposal Is Not Approved

If the Reverse Split Proposal is not approved at the Special Meeting, the Charter will not be amended to effect the Reverse Split. The failure to obtain approval of the Reverse Split Proposal would likely result in our common stock becoming delisted by Nasdaq. Delisting of our common stock by Nasdaq may hinder our ability to raise financing and may materially adversely affect our business operations and results of operations.

If the Reverse Split Proposal Is Approved

If this Reverse Split Proposal is approved and the Board elects to implement the Reverse Split, the number of outstanding shares of common stock will be reduced in proportion to the ratio of the Reverse Split chosen by the Board.

Effects on Our Common Stock

Depending on the ratio for a Reverse Split determined by the Board, a minimum of two (2) and a maximum of twenty (20) shares of existing common stock would be combined into one new share of common stock. Based on 18,897,030 shares of common stock issued and outstanding as of the Record Date, immediately following a reverse stock split the Company would have approximately 9,448,515 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-2, and 944,851 shares of common issued and outstanding (without giving effect to rounding for fractional shares) if the ratio for a reverse stock split is 1-for-20.

For the purposes of providing examples of the effect of the Reverse Split on our common stock, the following table contains approximate information (without accounting for the settlement of fractional shares), based on share information as of the Record Date, of the effect of a Reverse Split at certain ratios within the range of the proposed Reverse Split ratios on the number of shares of our common stock authorized, outstanding, and not outstanding.

Name and Position	Number of Shares of Common Stock Issued and Outstanding
Pre-Reverse Split	18,897,030
Post-Reverse Split 1:2	9,448,515
Post-Reverse Split 1:5	3,779,406
Post-Reverse Split 1:10	1,889,703
Post-Reverse Split 1:20	944,851

The Reverse Split would be effected simultaneously for all of our issued and outstanding shares of common stock, and the exchange ratio would be the same for all issued and outstanding shares of common stock. The Reverse Split would affect all holders of the issued and outstanding shares of common stock uniformly and would not affect any stockholder’s percentage ownership interest in the Company. Common stock issued pursuant to the Reverse Split would remain fully paid and non-assessable. We will not issue any fractional shares as a result of the Reverse Split and in lieu thereof, any stockholders that would otherwise be entitled to receive a fractional share will be entitled to have their post-Reverse Split share amount rounded up to the nearest whole share (which we describe below). Each stockholder will hold the same percentage of common stock immediately following the Reverse Split as such stockholders held immediately prior to the Reverse Split other than the nominal effect of the treatment of fractional shares.

Effect on the Preferred Stock

The Reverse Split, if implemented, would not affect the total authorized number of shares of the preferred stock or the par value of shares of the preferred stock.

Effect on Equity Compensation Arrangements

If the Reverse Split Proposal is approved by our stockholders and the Board decides to implement the Reverse Split, as of the Reverse Split Effective Time, the per share exercise price of any outstanding stock options and any applicable repurchase price of any restricted shares would be increased proportionately, and the number of shares issuable under outstanding stock options, restricted stock units, performance share units and all other outstanding equity-based awards would be reduced proportionately. The number of shares of common stock authorized for future issuance under our equity plan would be proportionately reduced and other similar adjustments would be made under the equity plans to reflect the Reverse Split. In addition, the performance targets to which our performance-based restricted stock units (“PSUs”) are subject, including certain stock price targets, would be proportionally adjusted based on the Reverse Split ratio selected by the Board. In addition, the number of shares of common stock available for issuance under our equity incentive plans will be proportionately adjusted for the Reverse Split ratio, such that fewer shares will be subject to the equity incentive plans.

Effect on Warrants and Convertible Notes

If the Reverse Split Proposal is approved by our stockholders and the Board decides to implement the Reverse Split, as of the Reverse Split Effective Time:

●	all outstanding warrants will be adjusted in accordance with their terms, which will result in the number of shares issuable upon exercise of any such warrant being rounded up to the nearest whole share and proportionate adjustments will be made to the exercise price; and

●	all outstanding convertible notes will have adjustments to the conversion rate and the conversion price made proportionate with the Reverse Split ratio.

This will result in approximately the same aggregate price being required to be paid under such securities upon exercise or conversion, and approximately the same value of shares of common stock being delivered upon such exercise or conversion, immediately following the Reverse Split as was the case immediately preceding the Reverse Split. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based on the Reverse Split ratio.

Effect on Market Capitalization

In addition, the Reverse Split will not itself immediately affect our overall market capitalization, i.e., our market capitalization immediately before the Reverse Split will be the same as immediately after the Reverse Split, except as a result of any rounding up of fractional shares as described below. However, if our trading price increases or declines over time following the Reverse Split, we will have a higher or lower market capitalization depending on that trading price.

Effect on Exchange Act Reporting and CUSIP

After the Reverse Split Effective Time, we would continue to be subject to periodic reporting and other requirements of the Exchange Act, and our common stock would continue to be listed on Nasdaq under the symbol “FLYE.”

After the Reverse Split Effective Time, the post-Reverse Split shares of common stock would have a new CUSIP number, which is a number used to identify our equity securities.

Effective Time of Reverse Split

The Reverse Split Proposal, if approved by stockholders, would become effective upon the date determined by the Board and, if required by law or otherwise deemed advisable by the Board, upon the filing of the Reverse Split Amendment with the Secretary of State of the State of Delaware. However, the exact timing of the filing of the Reverse Split Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, the Board reserves the right to elect not to effect the Reverse Split, if, at any time before the Reverse Split Effective Time, the Board determines, in its sole discretion, that implementing the Reverse Split is not in the best interests of the Company and its stockholders. If the Board does not implement a Reverse Split on or prior to the one-year anniversary of the conclusion of the Special Meeting, stockholder approval would again be required prior to implementing any future reverse stock split and/or share reduction.

Except as to fractional shares, at the Reverse Split Effective Time, the Reverse Split will combine, automatically and without any action on the part of us or our stockholders, in the range of two (2) to twenty (20) shares of common stock issued (including shares of common stock held by the Company in treasury) immediately prior thereto into one (1) share of common stock.

Treatment of Fractional Shares

To avoid having any fractional shares of common stock (i.e., less than one full share of common stock) outstanding as a result of the Reverse Split, no fractional shares will be issued in connection with the Reverse Split. Instead, we will issue one full share of the post-Reverse Split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process. Each holder of shares of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that stockholder did immediately prior to the Reverse Split, except for minor adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Split generally applicable to beneficial holders of shares of our common stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who held their pre-Reverse Split shares as “capital assets” as defined in the Code and continue to hold the post-Reverse Split shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local, or foreign tax considerations arising out of the Reverse Split.

We believe the Reverse Split qualifies as a recapitalization for U.S. federal income tax purposes. As a result,

●	Stockholders should not recognize any gain or loss as a result of the Reverse Split.

●	The aggregate basis of a stockholder’s pre-Reverse Split shares has become the aggregate basis of the shares held by such stockholder immediately after the Reverse Split.

●	The holding period of the shares owned immediately after the Reverse Split includes the stockholder’s holding period before the Reverse Split.

The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. Federal tax penalties. It was written solely in connection with the solicitation of stockholder votes with regard to the proposed Reverse Split.

Reservation of Right to Abandon the Reverse Split

The Board believes that stockholder adoption and approval of the Reverse Split at a ratio of between 1-for-2 to 1-for-20 is in the best interests of our stockholders. If our stockholders approve this Reverse Split Proposal, the Board will implement the Reverse Split only upon a determination that the Reverse Split is in the best interests of the stockholders at that time. The Board reserves the right to abandon the Reverse Split Proposal without further action by our stockholders at any time before the Reverse Split Effective Time, even if stockholders approve the Reverse Split Amendment at the Special Meeting. By voting in favor of the Reverse Split Proposal, stockholders are also expressly authorizing the Board to determine not to proceed with, and abandon, the Reverse Split Proposal if it should so decide.

Interests of Directors and Executive Officers

Certain of our officers and directors have an interest in the Reverse Split Proposal as a result of their ownership of shares of common stock. However, we do not believe that our officers or directors have interests in the Reverse Split Proposal that are different than or greater than those of any of our other stockholders.

Required Vote

Approval of the Reverse Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. A failure to submit a proxy card or vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” this proposal.

Recommendation of the Board

The Board recommends that stockholders vote “FOR” the approval of the Reverse Split Proposal.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to the Company’s stockholders, in the event that, notwithstanding management’s having used commercially reasonable efforts to obtain the approval of the stockholders to the other proposal(s), based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the other proposal(s).

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the other proposal(s).

Votes Required

The approval of this proposal requires the affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Special Meeting. A failure to submit a proxy card or vote at the Special Meeting or an abstention will have the effect of a vote “AGAINST” the Adjournment Proposal and broker “non-votes” will have no effect with respect to the approval of this proposal.

Recommendation of The Board

The Board recommends that stockholders vote “FOR” the approval of the Adjournment Proposal.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of the Record Date by:

●	each person known to us to beneficially own 5% or more of our common stock;

●	each director;

●	each of our executive officers; and

●	all officers and directors as a group.

All information with respect to beneficial ownership has been furnished by the respective 5% or more stockholders, directors or executive officers, as the case may be. Each person is deemed to own beneficially shares of common stock that are issuable upon exercise of options, warrants or upon conversion of convertible securities if they are exercisable or convertible within 60 days of the Record Date. Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his or her name. Unless otherwise noted, the mailing address of each listed beneficial owner is c/o Fly-E Group, Inc., 136-40 39th Avenue, Flushing, NY 11354.

Name and address of beneficial owner	Shares beneficially owned	Percentage owned
Executive Officers and Directors
Zhou Ou	1,540,000	8.15%
Rui Feng	352,000	1.86%
Ke Zhang	1,474,000	7.80%
Bin Wang	—	—%
Directors and Officers as a group (four persons)	16,830,000	17.81%

Executive Compensation

The following table shows the compensation awarded to or earned during the years ended March 31, 2025 and 2024 by our chief executive officer. Other than as listed below, we did not have any officers that received more than $100,000 in compensation during the years ended March 31, 2025 and 2024.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total ($)
Zhou Ou	2025	$100,000	—	—	—	—	$100,000
Chief Executive Officer	2024	$100,000	—	—	—	—	$100,000

Outstanding Equity Awards at Fiscal Year End

None.

Employment Agreements

Zhou Ou, Chief Executive Officer

Mr. Ou has entered into an employment agreement with one of our subsidiaries, FLYEBIKE Inc, dated April 1, 2023. The employment agreement provides that Mr. Zhou Ou will serve as the Chief Executive Officer of the Company and will receive a monthly base salary of $8,333. He will also be entitled to reimbursement for authorized and reasonable expenses. The agreement allows for at-will termination by either party. If Mr. Ou’s employment is terminated due to death or disability, he or his estate will receive salary and benefits through the termination date. The Company may terminate the agreement for cause, releasing it from all further obligations except for accrued salary and benefits through the termination date. “Cause” includes failure or neglect by Mr. Ou to perform duties, disobedience to orders, misconduct such as misappropriation of funds, personal profit from Company transactions, misrepresentation, legal violations, acts involving moral turpitude or unethical conduct, disloyalty including aiding a competitor, failure to devote full-time efforts to the Company, not working exclusively for the Company, non-cooperation in investigations, breaches of the employment agreement or the Company rules, and any other act of misconduct or omission. The agreement includes covenants for non-disclosure, non-solicitation, and non-competition. For two years post-termination, Mr. Ou agrees not to solicit the Company’s customers or engage in competing business activities within New York State.

Director Compensation

The following table sets forth information as to the compensation paid to our directors in the year ended March 31, 2025:

Name	Cash Compensation	Stock Awards	Total
Bin Wang	37,500	—	37,500
Lun Feng	50,000	—	50,000
Zanfeng Zhang	7,500	—	7,500
Zhou Ou(1)	—	—	—
Shiwen Feng(2)	$—		$—

(1)	Mr. Ou does not receive any additional compensation as a director in addition to his compensation disclosed in the Summary Compensation Table.

(2)	Ms. Feng receives $6,667 per month for serving as Chief Financial Officer of the Company. Ms. Feng does not receive any additional compensation as a director.

Director Agreements

Each of the Company’s independent directors, Bin Wang, Lun Feng and Zanfeng Zhang, has entered into an Independent Director Agreement (each, an “Independent Director Agreement”). Under the Independent Director Agreement between us and each of our independent directors, Mr. Zhang is entitled to an annual cash fee of $30,000, Mr. Wang and Mr. Feng each is entitled to an annual cash fee of $50,000.

We will also reimburse each independent director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director’s duties for us. As also required under each Independent Director Agreement, we have separately entered into a standard indemnification agreement with each of our directors, the term of which began on the date of the director’s appointment.

OTHER INFORMATION

Important Notice Regarding Delivery of Stockholder Documents

If your shares are held in street name, your broker, bank, custodian, or other nominee holder may, upon request, deliver only one copy of this proxy statement to stockholders to multiple stockholders sharing an address, absent contrary instructions from one or more of the stockholders. The Company will, upon request, deliver a separate copy of the proxy materials to a stockholder at a shared address to which a single copy was delivered, upon written or oral request, to Corporate Secretary, Fly-E Group, Inc., 136-40 39th Avenue, Flushing, New York 11354. Stockholders sharing an address and receiving multiple copies of the proxy materials who wish to receive a single copy should contact their broker, bank, custodian, or other nominee holder.

By Order of the Board of Directors,

Zhou Ou
Chief Executive Officer and Chairman

[___], 2025

Appendix A

FORM OF CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FLY-E GROUP, INC.

Fly-E Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

First: That the name of this Corporation is Fly-E Group, Inc.

Second: That, the certificate of incorporation of the Corporation was originally filed with the Delaware Secretary of State on November 1, 2022. The amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on June 7, 2024. The certificate of amendment of amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on March 10, 2025 (the “First Amendment”). The second certificate of amendment of amended and restated certificate of incorporation of the Corporation was filed with the Delaware Secretary of State on July 3, 2025 (the “Second Amendment”).

Third: That, upon the Effective Time (as hereinafter defined) of this Third Certificate of Amendment (the “Certificate of Amendment”), each [    ] shares of the common stock of the Corporation, par value $0.01 per share, issued and outstanding immediately prior to the date and time of the Effective Time shall be automatically combined into one share of common stock (the “Reverse Stock Split”), without any further action by the holder thereof, subject to the treatment of fractional shares as described below. Fractional shares will not be issued; any such fractional shares that will result from the Reverse Stock Split will be rounded up to the nearest whole number following the Effective Time. No stockholders will receive cash in lieu of fractional shares.

Fourth: That, this Certificate of Amendment was duly approved by the Corporation’s Board of Directors on August 26, 2025 and the stockholders at a meeting of stockholders on            , 2025, at which the necessary number of shares were voted in favor of the proposed amendment, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Fifth: This Certificate of Amendment shall become effective as of            , 2025 at Eastern Time (the “Effective Time”).

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this day of            , 2025.

FLY-E GROUP, INC.

By:
Name:	Zhou Ou
Title:	Chief Executive Officer

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